Exhibit 10.3

INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is entered into by and between NCM Financial, LLC, a Texas limited liability company located at 2101 Cedar Springs Road, Suite 1050, Dallas, TX 75201, United States (“Company”) and Kapil Khandal, an Individual residing at 1323, Ganesh Gate, Baba Harish Chandra Marg, Chandpole Bazar, Jaipur, Rajasthan, India (“Contractor”).

WHEREAS, Company has a need for an individual to provide software programming for its product platform and to provide additional services as reasonably requested by Company; and

WHEREAS, Contractor has special programming knowledge, skills and experience and is willing to provide such to Company and perform other Services as defined herein;

NOW, THEREFORE, in consideration of the mutual promises set forth below, and other valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                  Services. Contractor hereby agrees to perform the following services (“Services”): developing the Real Time Platform for Option Portfolio Pro for the Company and implementing commercially reasonable processes and procedures to accomplish said goals and such other related duties from time to time, as may be directed by and subject to supervision by the Managers of the Company or other executive officers of Company. Contractor acknowledges and certifies that in the performance of the Services, to the extent required by law, rule or regulation, Contractor, its subcontractors, and their respective employees and agents, shall comply with the following as applicable: The Foreign Corrupt Practices Act, 15 U.S.C. §78dd-1 et seq.; The Immigration Reform and Control Act of 1986 and related regulations; the Equal Opportunity Clause prescribed in 41 CFR 60-1.4 (race, color, sex, national origin); the Affirmative Action Clause prescribed in 41 CFR 60-250-4 (veterans); the Affirmative Action Clause prescribed in 41 CFR 60-741.4 (handicapped workers); 43 CFR Chapter 1, Subpart 19.7 (Small Business and Small Disadvantaged Business Concerns); 48 CFR Chapter 1, Subpart 20.3 (Utilization of Labor Surplus Area Concerns); the Fair Labor Standards Act of 1938; and all relevant amendments of such laws, rules and regulations and other similarly standing laws, rules regulations related to the provision of the Services.

2.                  Fee. In consideration for the Services performed by Contractor, as detailed in Section 1, Company agrees to pay Contractor a monthly fee of One Thousand and No/100 U.S. Dollars ($1,000.00). The fee described hereunder shall be paid to Contractor by Company on a monthly basis. Notwithstanding any other provision of this Agreement, (1) travel within the United States will be solely paid at the rate of $100.00 USD each direction, and (2) international travel will be solely paid at the rate of $175.00 USD each direction. All travel must be (1) preapproved, and (2) shall be documented with the completion of the Company’s approved expense report forms and receipts.

3.                  Completion Bonus. In addition to the Fee payable as described in Section 2 above, upon completion of Real Time Platform for Option Portfolio Pro to the Company’s complete and sole satisfaction, Company will pay to Contractor, a completion bonus, in the amount of Forty Thousand Dollars and No/00 U.S. Dollars ($40,000.00).

4.                  Term and Termination. The term of this Agreement is two (2) years at which time it is renewable by the signed written consent of both parties. This Agreement may be terminated (1) by mutual agreement of the two parties, or (2) by one party for the material breach of a term of this Agreement by the other party after providing the breaching party notice of such breach and such breach remaining uncured after thirty (30) days.

5.                  Independent Contractor. Contractor shall be deemed for all purposes to be an independent contractor and not an employee of Company and shall not participate in any employee benefit program of Company by reason of this Agreement or the relationship between the parties created by this Agreement. Company shall not withhold any sums from the payments to be made for social security or other federal, state, or local tax liabilities or contributions, and all withholdings, liabilities, and contributions shall be solely the responsibility of Contractor. As an independent contractor, Contractor shall determine the manner and methods of performing his duties under this Agreement and shall provide all tools necessary for the performance of those duties.

6.                  Contractor Liable for Other Costs. No amounts other than those payable under Sections 2 and 3, and all reasonable and demonstrable expenses, including travel expenses, all of which must be pre-approved by Company and proven with valid receipts or other documentation that Company deems acceptable, will be payable by Company to Contractor. Contractor will be liable for all other expenses or costs or amounts incurred in the performance of this Agreement.

7.                  No Right to Act on Behalf of Company. Contractor shall not participate in any meetings required under this Agreement on behalf of the Company and shall not speak for Company under any circumstance at such meetings or otherwise unless specific authority is provided in writing by Company. Further, Contractor shall have no authority to bind Company in any legal manner, hold itself out as having authority to bind the Company, or hold itself out as an employee, agent, or representative of Company unless specific authority is provided in writing by Company. Contractor shall defend, hold harmless and indemnify Company, and its officers, directors, owners, managers, employees, agents, affiliates, subsidiaries, or other related persons or entities and all heirs, successors, and assigns of such persons or entities from and against any and all costs, expense, damage and liability, including attorney’s fees incurred by Company as a result of Contractor taking any action prohibited under this Section 7.

8.                  Other Support/Reimbursement. Company shall be under no obligation to supply Contractor with office space, secretarial assistance, or other assistance or support services.

9.                  Assignment; Subcontracting; Employees. Contractor shall not subcontract or assign this Agreement or any Service or part of Service under this Agreement to any other person or entity. If any such assignment or subcontracting occurs, Company shall have the right to terminate this Agreement and may, at its sole option, determine that this Agreement is null and void. Further, Contractor shall not hire any employee or allow any current employees to perform the Services described hereunder. All Services shall be completed solely by Contractor in his individual capacity.

10.              Contractor’s Responsibility for Personnel. All personnel, if any, of Contractor will be deemed employees or subcontractors of Contractor and will not be considered employees, agents, or subcontractors of Company for any purpose. Contractor assumes full responsibility for the actions of all such personnel while performing any work and for the payment of their compensation (including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes), workmen’s compensation, disability benefits and the like to the extent applicable to the personnel involved. No personnel of Contractor shall perform any of the Services hereunder. All Services shall be completed solely by Contractor in his individual capacity.

11.              Indemnification.

(a)                Contractor agrees to defend, indemnify, and hold harmless Company and its officers, directors, owners, managers, employees, agents, affiliates, subsidiaries, or other related persons or entities and all heirs, successors, and assigns of such persons or entities from and against any and all costs, expense, damage and liability, including attorney’s fees incurred by Company as a result of Contractor failing to pay all taxes when due or otherwise breaching any promise or covenant in this Agreement, or which results from Contractor’s acts or omissions with respect to performance of the Services.

(b)               Contractor agrees to defend, indemnify and hold harmless Company and all persons and entities related to Company in the above subsection (a) against any actions of third parties based on claims that the Work Product (defined below in Section 12) of Contractor constitutes an infringement of a valid patent or copyright of the United States for the benefit of such third parties, provided that Company notifies Contractor in writing of any such claim as provided below and thereafter gives necessary authority, information and assistance to Contractor for the defense of such action. In the event that the Work Product is held to be infringing in such action and its use is enjoined, Contractor shall be required to, at its expense, modify the Work Product so it becomes non-infringing, or, if modification is not possible, refund to Company all payments made to it under this Agreement related to that Work Product. Company agrees that Contractor shall not be liable and that Company shall fully indemnify Contractor if infringement is based upon the use or modification of the Work Product by Company in a way not intended by the parties.

(c)                Upon receipt by a party herein indemnified of notice of the existence of a claim that may be entitled to indemnification hereunder, the party claiming indemnification shall, within fifteen (15) business days (counting the day of receipt of the claim), in the event of a lawsuit or other legal action, or thirty (30) days (not counting the day of receipt of the claim) in the event of receipt of any other claim, notify the indemnifying party of the existence of such claim. The failure to timely notify the indemnifying party shall not affect the indemnified party’s right to indemnification hereunder unless the indemnifying party is prejudiced thereby. The notice to the indemnifying party shall be in writing and shall set forth the basis for indemnification, the nature of the claim and the estimated amount for which indemnification is sought. Thereafter, the party from which indemnification is sought shall have fifteen (15) days to (i) pay the claim in all or in part and/or (ii) assume the defense of the claim, at its sole cost and expense with legal counsel who shall be to the reasonable satisfaction of the indemnified party, until such claim is completely resolved. Notice of such election shall be given to the indemnified party, in writing, by the indemnifying party within the fifteen (15) day period. Upon assuming the defense thereof, the indemnifying party will not be liable to the indemnified party for any expenses subsequently incurred by the indemnified party in connection with the defense of the claim. If the party from which indemnification is sought fails or refuses to assume the defense of the claim within the fifteen (15) day period, the party seeking indemnification may thereafter elect to pay the claim in all or in part and/or assume the defense of the claim at its expense, with legal counsel it selects and seek reimbursement, by any lawful means, from the indemnifying party for the amounts expended in the defense of the claim. Neither the indemnified party nor the indemnifying party may settle or compromise a claim without the prior written consent of the other party, which will not be unreasonably withheld unless the indemnifying party has failed or refused to assume the defense of the claim within the fifteen (15) day period. The indemnified party shall fully cooperate with the indemnifying party who has assumed the defense of a claim.

12.              Assignment of Rights. Contractor shall have no proprietary interest in the work performed by Contractor, including, without limitation all ideas, discoveries, designs, improvements, inventions, innovations, processes, techniques, programs, algorithms, data, marketing strategies, documents, or other work product which was conceived, or developed by Contractor, (hereinafter referred to as “Work Product”) during the course of performing Services or prior to performing Services through other employment or engagement with Company, and Contractor agrees that such Work Product is work made for hire and that Company shall have all ownership and proprietary rights in such Work Product throughout the world. Contractor hereby also assigns and irrevocably transfers to Company, its successors, assigns or nominees, (hereinafter referred to as the “Owner”) in perpetuity throughout the world all of Contractor’s right, title and interest in and to all Work Product provided by Contractor that is not deemed to be work for hire, to date and during the term of this Agreement. The Work Product may be used by the Owner for any purpose or in any media whatsoever, whether now known or developed in the future in perpetuity and throughout the world, and Contractor hereby releases the Owner from any additional payments for any use of the Work Product. It is further agreed that, without charge to Company, but at Company’s expense, Contractor will execute and deliver all such further papers as may be necessary, in any and all countries, to vest title of the Work Product in the Owner.

13.              Confidential Information.

(a)                Contractor acknowledges and agrees that prior to the signing of this Agreement and during the course of performing the Services, it has and will acquire information regarding the business methods, technology, products, plans, and clients of Company and its affiliates and other information which is not publicly known and which Company and its affiliates regard as confidential to it (“Confidential Information”). Confidential Information shall also include any similar information of Company’s clients and other information of both Company and its clients such as ideas, information, data, methodologies, trade secrets, technical data or know-how in whatever form, business related information including but not limited to customer needs, pricing, development, or marketing, terms and conditions of any proposed or actual agreements between Company and other parties, business policies or practices, information of others that is received under an obligation of confidentiality, and other intellectual property included in written or machine-readable information (or oral information reduced to writing), that is not common knowledge, was not known to Contractor prior to its relationship with Company, or did not legally become known to Contractor through some method other than through its relationship with Company.

(b)               Contractor agrees that it will not, at any time, whether during or after Contractor’s engagement with Company, disclose to any person or use, directly or indirectly, for Contractor’s own benefit or the benefit of others, any Confidential Information, or permit any person to examine or make copies of any document which may contain or is derived from Confidential Information, whether prepared by Contractor or otherwise coming into Contractor’s possession or control. Contractor agrees that the provisions of this Section shall survive the termination of this Agreement and Contractor’s engagement with Company.

(c)                Contractor hereby agrees that this confidentiality provision and all past confidentiality provisions signed by Company and Contractor are valid and binding and Contractor hereby ratifies all such prior confidentiality agreements signed by Contractor and Company. Contractor voluntarily and knowingly waives, releases and discharges Company from all claims, liability, demands, and causes of action which Contractor may have, related to this confidentiality provision or past confidentiality provisions signed by Contractor, including but not limited to any claim that they are unenforceable or unreasonable.

(d)               Contractor shall, upon completion of the tasks assigned to Contractor, upon termination of Contractor’s engagement with Company or upon demand, whichever is earliest, turn over to Company all documents, papers or other material, including without limitation, product information, and all software, computer and internet programs and disks, in Contractor’s possession or under Contractor’s control which may contain or be derived from Confidential Information, together with all documents, notes or other Work Product which are connected with or derived from Contractor’s Services to Company.

14.              Covenant Not to Compete.

(a)                Upon effectiveness of this Agreement, in order to protect the Confidential Information and trade secrets that Contractor has been provided prior to the time of signing this Agreement and will be provided or exposed to in the scope of his engagement, Contractor agrees not to directly or indirectly, either as an employee, employer, Contractor, agent, principal, member, partner, stockholder, corporate officer, director, investor, creditor, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company as it is operating at the signing of this Agreement and as it will be operating at the date of termination of this Agreement, including but not limited to the development, manufacturing, and sales of petroleum analyzer products and processes or the undertaking of petroleum analysis services of any sort or any other development, manufacturing, sale or servicing related to petroleum products similar to those of the Company, during Contractor’s employment and for a period of five (5) years after the end of engagement with Company throughout the world. This covenant not to compete shall only apply to the business and operations of the Company with regard to the following technology: the Jet Fuel Thermal Oxidation Tester, the Micro Carbon Residue Tester and the Hot Liquid Process Simulator.

(b)               Contractor further agrees that during the Non-Competition Period Contractor shall not in any way, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, encourage or solicit any person to leave the employment of Company for any reason.

(c)                Contractor further agrees the provisions of this Section 14 shall survive the termination of this Agreement.

(d)               Contractor, by signing this Agreement, acknowledges and agrees that:

i.                    the limitations as to time, geographical area, and scope of activity to be restrained in this covenant are reasonable and do not impose a greater restraint than is necessary to protect the Confidential Information, goodwill or other business interest of Company;

ii.                  Company’s provision of Confidential Information to Contractor above gives rise to Company’s interest in restraining Contractor from competing under this covenant not to compete;

iii.                this covenant is designed to enforce Contractor’s promise not to disclose such Confidential Information;

iv.                without this covenant not to compete, Company would not have agreed to enter into this Agreement; and

v.                  this covenant not to compete is valid and binding and Contractor voluntarily and knowingly waives, releases and discharges Company from all claims, liability, demands, and causes of action which Contractor may have, related to this covenant or past covenants not to compete signed by Contractor, including but not limited to any claim that it is unenforceable or unreasonable in terms of time, geographical area, and/or scope of activity restrained.

15.              Breach.

(a)                With regard to any breach of this Agreement, Contractor and Company shall be entitled to any remedy available under law.

(b)               With regard to any breach by Contractor of any provision of Sections 13 or 14, Company and Contractor hereby agree that:

i.                    the rights and privileges granted hereunder to Company are of a special and unique character which give them a peculiar value, the loss of which may not be reasonably or adequately compensated for by damages in an action at law and the exact amount of which will be impossible to ascertain;

ii.                  a breach hereof will cause irreparable injury and damage to Company;

iii.                upon application by Company alleging a breach of these provisions, a Temporary Restraining Order is AGREED TO by the parties without Company being required to provide evidence that immediate and irreparable injury, loss, or damage will result to Company or any other element of injunctive relief;

iv.                the temporary restraining order shall be extended by the court beyond the fourteen (14) day period allowable under the Tex. R. Civ. P. 680 until a hearing for temporary injunctive relief can be had;

v.                  Contractor waives any and all right to move for dissolution or modification of the temporary restraining order;

vi.                a bond in the amount of One Hundred and No/100 Dollars, U.S. ($100.00) is a sufficient bond pursuant to any applicable law or rule of civil procedure;

vii.              in the case of a breach of any of those provisions, Company is entitled to recover all attorney’s fees associated with the pursuit and collection of any damages or the application and enforcement of any injunction provided above, including attorney’s fees associated with any lawsuit or other court proceeding arising because of breach of the covenants; and

viii.            Company shall be entitled to all legal and equitable remedies, including but not limited to injunction, specific performance, and money damages to prevent or cure such breach.

16.              Dispute Resolution. Any controversy, claim, demand, complaint, or action (hereinafter “Claim”) whether based on contract, tort, statute or other legal or equitable theory arising out of or related to this Agreement (including any amendments, annexations, and extensions) or the breach thereof shall be settled by consultation between the parties. In the event of failure of such consultations within sixty (60) days (unless otherwise extended by mutual agreement of the parties) after receipt of the written notice of such Claim, then any such Claim shall be settled in accordance with Section 151.001 et seq. of the Texas Civil Practices and Remedies Code. The complaining party shall file a petition in the applicable district court, or other court of original jurisdiction, and that petition shall be abated pending the decision of the judge. The proceeding shall be conducted in compliance with the Texas Rules of Civil Procedure and the Texas Rules of Evidence. The proceeding shall be held in Dallas, Texas, or such other location as may be convenient and agreed to in writing by the parties. The proceeding shall determine the Claim of the parties and render a final award in accordance with the substantive law of the State of Texas. The judge shall set forth the reasons for the judgment in writing, and shall, at the request of either party, prepare findings of fact and conclusions of law to be provided to each party. An award or ruling by the judge shall be entered as a judgment of record in the abated judicial proceeding and shall be fully subject to appeal as if it was tried in the court in which the petition was initially filed.

17.              Notices. All notices, demands and other communication which may be or are required to be given hereunder or with respect hereto shall be in writing, shall be given either by certified mail, return receipt requested, personal delivery, overnight delivery by a company recognized as a commercial overnight carrier (i.e. Federal Express or UPS) or by facsimile. The delivery shall be deemed to have occurred: if by certified mail, three (3) days after deposited in the mail; if by personal delivery, the day delivered; if by overnight delivery the day delivered; and if by facsimile, the date delivered if delivered between the hours of 12:00 a.m. to 5:00 p.m., Central Time, with successful transmission report (and if delivered during a time other than those hours, the next business day) when addressed to the respective parties as follows:

i. All notices to Company shall be sent to the address listed above.

with a copy to:

McCathern, LLP

921 Proton Road

San Antonio, TX78258

Attn.: Scott M. Noel

ii. All notices to Contractor shall be sent to the address listed above.

18.              Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement.

19.              No Waiver of Rights. The failure of either party to enforce any right under this Agreement will not constitute a waiver of that right, or of damages caused thereby, or of any other rights under this Agreement.

20.              Entire Agreement. This Agreement encompasses the entire agreement of the parties and there are no other agreements or understandings, either written or oral.

21.              Modifications. This Agreement may not be modified or amended except in writing and with the same degree of formality with which this Agreement has been executed.

22.              Governing Law and Venue. The construction, interpretation and performance of this Agreement, and all transactions under it, will be governed by the laws of the State of Texas. Any action to enforce or defend rights, duties or obligations hereunder shall take place in Dallas, Texas, United States of America.

23.              Attorney’s Fees and Expenses. The prevailing party in any action to enforce or defend the rights, duties or obligations set forth herein, shall recover, in addition to all other damages at law or in equity, reasonable attorney’s fees, costs of court and all expenses incurred in such action.

24.              Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original and all of which shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 10 day of January, 2013 to be effective the 1st day of October, 2012.

NCM Financial, LLC

Signature	Title	Date

/s/ Michael Noel	President	January 10, 2013
Michael Noel

Kapil Khandal

Signature	Title	Date

/s/ Kapil Khandal	Contractor	January 10, 2013
Kapil Khandal